EXHIBIT 99.2

Nocera, Inc. (OTC: NCRA) Announces Regional Agency Cooperation Agreement with JC Development Co., Ltd

Atlanta, GA. October 30, 2019 - Nocera, Inc. www.nocera.company (OTC: NCRA) a provider of design, build, and installation services of aquaculture (fish farm) equipment is pleased to announce that it has entered into a Regional Agency Cooperation (Marketing) Agreement with JC Development Co. Ltd. covering the Asian region. Under the terms of this agreement JC Development will act as Nocera’s sales representative for the Asian region.

Based in Taipei, Taiwan JC Development is an equipment trading company with operations in greater China and Asia.

Management Commentary

Yin-Chieh “Jeff’ Cheng, Chief Executive Officer, Nocera stated, “This marketing agreement is a long term contract whereby JC Development is paying Nocera $5,000,000 for the rights to sell our equipment and services in Asia. Nocera has already received the 1st of 5 annual payments of $1,000,000 from JC Development. In addition, to China International Marine Corporation (CIMC), JC will be our main distributor and sales agent in the Area. We are pleased to sign the cooperation agreement with JC Development and we look forward to working with them. This agreement as the next step in our building our long-term sales and marketing strategy.”

About Nocera, Inc.

Operating primarily through its Grand Smooth, Inc. subsidiary, Nocera designs, builds, installs, equipment for the fish farming industry, as well as provides technical assistance to the operators of the equipment. The Company’s Land-Based Recirculation Aquaculture Systems (RAS) can be used for saltwater and freshwater species. The RAS systems recycle water, and in the process help preserve the ecosystem by reducing pollution from an over concentration of fish in natural waterways or bodies. Nocera’s RAS tanks can produce up to 20,000-30,000 lbs. of fish annually. For more information, please visit the corporate website at www.nocera.comany.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. Nocera undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts:

Nocera, Inc.

2030 Powers Ferry Road SE

Suite No. 212

Atlanta, GA 30339

phone: 404-816-8240; email: info@nocera.company)